Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

November 2, 2012

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Reports Third Quarter 2012 Earnings

•	Company remains on track to deliver on 2012 earnings guidance

•	Foundation in place for enhanced long-term growth, infrastructure investment

•	Landmark pipeline modernization settlement filed with the FERC

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $15.8 million, or $0.05 per share for the three months ended September 30, 2012. Earnings for the quarter, which are in line with consensus estimates, reflect the costs to achieve Columbia Gas Transmission's pipeline modernization settlement filed with the Federal Energy Regulatory Commission (FERC) on September 4, 2012. For the third quarter of 2011, net operating earnings from continuing operations (non-GAAP) were $33.1 million, or $0.11 per share. Operating earnings for the quarter (non-GAAP) were $130.1 million compared to $141.9 million for the same period in 2011.

Commenting on the settlement, NiSource President & CEO Robert C. Skaggs Jr. noted, “The modernization settlement will provide significant long-term benefits to all key stakeholders. By partnering with our customers, we've developed a collaborative settlement that supports good public policy, while creating a win-win for customers, pipeline integrity, economic growth and shareholder value.”

Skaggs also indicated that with continued strong performance from each of its core business units - and landmark progress on the company's comprehensive infrastructure investment strategy - NiSource is solidly on track to achieve its 2012 earnings guidance of $1.40 to $1.50 per share (non-GAAP*), while advancing its long-term strategy to produce increased shareholder value and sustainable earnings growth of 5-7 percent annually.

On a GAAP basis, NiSource reported income from continuing operations for the three months ended September 30, 2012, of $20.0 million, or $0.06 per share, compared with $36.3 million, or $0.13 per share in the same period a year ago. Operating income was $137.2 million for the third quarter of 2012, compared with $147.4 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

Pipeline modernization, midstream and market growth projects on track

NiSource Gas Transmission & Storage (NGT&S) made strong progress during the third quarter on its strategies to modernize the company's core interstate natural gas pipeline system, execute on market- and supply-driven growth projects, and pursue midstream and minerals opportunities linked to NiSource's strong asset position in the Utica and Marcellus Shale production regions.

•
As mentioned previously, Columbia Gas Transmission filed a customer settlement in support of its comprehensive pipeline modernization program with the FERC on September 4, 2012. The parties have asked the FERC to approve the settlement prior to December 1 of this year. Columbia Gas Transmission projects it will invest approximately $4 billion over an extended period to modernize its system to improve system integrity and enhance service reliability and flexibility. As part of the effort, the company reached an agreement supported or not opposed by all of its firm customers for an initial five-year term, with provisions for potential extensions thereafter. The settlement proposes a predictable annual cost-recovery mechanism associated with the approximately $300 million annual investment program, as well as a customer refund, an adjustment to base rates and a reduction in depreciation. NiSource recognized a reduction to net operating earnings of approximately $50 million in the third quarter associated with achievement of the settlement.

•
Millennium Pipeline received FERC approval on September 18, 2012, to add more than 12,000 horsepower of compression to its system in Orange County, NY. The partnership investment of approximately $43 million will increase Millennium's delivery capabilities at its interconnection with Algonquin Gas Transmission to 675,000 dekatherms per day. NiSource owns a 47.5 percent interest in Millennium.

•
Columbia Gas Transmission and Columbia Gulf Transmission are moving forward with plans to upgrade and modify facilities to support the West Side Expansion project. The approximately $200 million project will reverse the flow of gas on part of the system to transport approximately 500,000 dekatherms per day of Marcellus production originating in southwest Pennsylvania and north-central West Virginia to Gulf Coast markets. Service is scheduled to begin in late 2014.

•
Columbia Gas Transmission entered into binding precedent agreements with customers to support its East Side Expansion project, which will provide access for Marcellus supplies to northeastern and Mid-Atlantic Markets. The approximately $210 million project will add up to 300,000 dekatherms per day of capacity through pipeline looping, compression and interconnects. The project is expected to be placed in service during the third quarter of 2015.

•
During the third quarter, NiSource Midstream and Minerals Group announced a joint venture, Pennant Midstream LLC, with affiliates of Hilcorp Energy Company, a privately owned oil and gas exploration and development company based in Houston, Texas. The companies will construct gathering and processing facilities to support shale gas and liquids production in northeast Ohio and western Pennsylvania. The first phase of the project has an initial capital investment of approximately $300 million, with a planned in service date in the second half of 2013. NiSource is responsible for $150 million of the total investment.

•
NiSource Midstream also announced that it will participate in a separate joint agreement with Hilcorp to develop the hydrocarbon potential on approximately 100,000 combined acres in the Utica/Point Pleasant Shale formation in northeast Ohio and western Pennsylvania. NiSource will support development of the acreage owning both a working and overriding royalty interest, with all acreage dedicated to the Pennant Midstream project. Test wells are currently being drilled, and based on the result from those wells, a full drilling program is expected to be developed and initiated in 2013.

•
Construction also is continuing on NiSource Midstream's $150 million Big Pine Gathering System in western Pennsylvania, which is scheduled to be in service by early 2013. This project provides customers with alternative outlets for Marcellus shale production with a transportation capacity of 425 million cubic feet per day, and the flexibility to deliver to three interstate markets.

“NiSource's gas transmission, storage and midstream team continues to execute on a broad array of value-adding system improvement and growth opportunities,” Skaggs noted. “Moving forward, we expect to invest $500 million to $700 million annually in this segment of our business, driving annual operating earnings growth of 10 to 12 percent for the unit.”

Continued strong performance, environmental investments in Indiana

Northern Indiana Public Service Company (NIPSCO) continued to deliver strong operational and financial performance during the third quarter, while executing on significant environmental investments at its largest electric generating facility.

•	The company's electric margins continued to remain strong in the third quarter, following implementation of 2011 regulatory initiatives.

•
NIPSCO also remains on track with significant environmental investments at its electric generation facilities. The company's previously disclosed more than $500 million flue gas desulfurization (FGD) project at its Schahfer generating station remains on schedule and on budget. In addition, on September 5, 2012, NIPSCO received approval from the Indiana Utility Regulatory Commission to move forward with an approximately $250 million investment in FGD equipment at the company's Michigan City generating station.

•
In addition, as part of a multi-state effort to strengthen the electric transmission system serving the Midwest, NIPSCO is in the process of moving forward with two significant transmission investments. During the third quarter, FERC approved NIPSCO's right to develop 50 percent of a $330 million electric transmission project. The project involves a new, 66-mile, 765-kilovolt transmission line in central Indiana. This project is in addition to a nearly $300 million NIPSCO transmission investment announced late in 2011.

“Our NIPSCO team, under the leadership of new group CEO Jim Stanley, is moving full steam ahead on a course toward top-tier customer service and reliability, infrastructure investment, environmental improvements and strong, sustainable earnings growth,” Skaggs said.

Modernizing natural gas distribution infrastructure, rates and services

NiSource Gas Distribution (NGD) continues to deliver strong results from its strategy of aligning long-term infrastructure replacement and enhancement programs with a variety of complementary customer programs and regulatory initiatives.

•	Through the third quarter, infrastructure programs and regulatory initiatives have generated nearly $30 million in incremental gas distribution revenues across NGD.

•
To support its ongoing infrastructure modernization program, Columbia Gas of Pennsylvania filed a rate case with the Pennsylvania Public Utility Commission on September 28, 2012. Consistent with Pennsylvania's recently enacted Act 11, the case reflects a fully projected test year and includes infrastructure investment recovery mechanisms. If approved, the case would increase annual revenues by approximately $77 million and support timely infrastructure investment recovery. A decision is expected in the second quarter of 2013.

•
On November 1, 2012, the Massachusetts Department of Public Utilities issued an order regarding the Columbia Gas of Massachusetts base rate case. The order results in an annual revenue increase of approximately $8 million, effective November 1.

“With an investment inventory approaching $10 billion over the next 20-plus years, our gas distribution modernization programs provide a strong foundation for NiSource's long-term, investment-driven growth strategy,” Skaggs said. “These programs, paired with complementary customer programs and regulatory treatment, are providing significant value for our customers, shareholders and other key stakeholders.”

Enhanced infrastructure investment plans outlined at 2012 Investor Day

Skaggs and other NiSource executives outlined an enhanced long-term capital investment program - with potential growth investment opportunities amounting to $25 billion to $30 billion over the next 20-plus years across its three major business units - at its September 12, 2012, Investor Day.

In addition to outlining the company's enhanced infrastructure investment plans - which are expected to contribute to an annual capital investment program of $1.5 billion to $1.8 billion - NiSource highlighted its core commitments to investors and other financial stakeholders, including:

•	Growing long-term net operating earnings per share (non-GAAP) by an average of 5-7 percent per year;

•	Offering an attractive and growing (3-5 percent annually) dividend;

•	Maintaining its unwavering commitment to solid investment-grade credit ratings with strong liquidity; and

•	Executing on its balanced approach to funding the company's ongoing capital requirements.

“Thanks to NiSource's solid financial, regulatory and operational execution over the past few years, we are pleased to be in a position to accelerate our infrastructure investments across the company,” Skaggs said. “These enhanced long-term infrastructure plans will continue to provide significant benefits to customers, communities and shareholders through more modern and reliable systems, job creation and economic development, and sustainable earnings growth.”

Third Quarter 2012 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the quarter ended September 30, 2012, were $130.1 million, compared to $141.9 million in the third quarter of 2011. Refer to Schedule 2 for the items included in 2012 and 2011 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the quarter ended September 30, 2012, are discussed below.

Gas Transmission and Storage Operations reported operating earnings for the current quarter of $38.8 million compared to $68.2 million in the third quarter of 2011. Net revenues, excluding the impact of trackers, decreased by $64.6 million, primarily attributable to the Columbia Gas Transmission customer settlement, partially offset by higher demand margin revenue as a result of growth projects placed in service and the impacts of the Columbia Gulf rate case.

Operating expenses, excluding the impact of trackers, decreased $30.7 million from the comparable 2011 period due to decreased depreciation and amortization primarily attributable to the Columbia Gas Transmission customer settlement and a decrease in environmental costs, partially offset by higher outside service costs.

Equity earnings increased $4.5 million primarily from increased earnings at Millennium Pipeline due to increased demand and commodity revenues.

Electric Operations reported operating earnings for the current quarter of $77.7 million compared to $72.9 million in the third quarter of 2011. Net revenues, excluding the impact of trackers, increased by $26.7 million primarily due to lower revenue credits in the current period as the 2011 electric rate case discontinued these credits. Additionally, net revenues increased due to increased industrial and commercial margins mainly as a result of the implementation of the electric rate case. These increases were partially offset by a decrease in environmental cost recovery due to the plant investment eligible for recovery being reset to zero as a result of the electric rate case.

Operating expenses increased by $21.9 million, excluding the impact of trackers, primarily attributable to increased depreciation costs due to previously deferred depreciation associated with the Sugar Creek facility being recognized as a result of the electric rate case. Additionally, there was an increase in electric generation costs, higher property taxes, increased storm damage costs and increased employee and administration costs. Additionally, MISO fees increased as these costs were previously deferred and the electric rate case resulted in the expiration of those deferrals. These increases were partially offset by a decrease in rate case expenses related to the electric rate case filing.

Gas Distribution Operations reported operating earnings for the current quarter of $15.5 million compared to $8.0 million in the third quarter of 2011. Net revenues, excluding the impact of trackers, increased by $12.5 million primarily attributable to increases in regulatory and service programs, including the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program and the impact of a 2011 rate case at Columbia Gas of Pennsylvania.

Operating expenses, excluding the impact of trackers, were $5.0 million higher than the comparable 2011 period as a result of an increase in depreciation costs due to an increase in capital expenditures and increased employee and administration costs partially offset by a decrease in environmental costs.

Corporate and Other Operations reported an operating earnings loss of $1.9 million for the current quarter compared to an operating earnings loss of $7.2 million in the third quarter of 2011. The reduced loss is primarily attributable to unrealized gains on increases in cash surrender value of corporate-owned life insurance investments.

Other Items
Interest expense increased by $12.2 million due to the issuance of long-term debt in June 2012 and November 2011 and the expiration of deferred interest costs related to Sugar Creek as a result of the 2011 electric rate case. These increases were partially offset by the repurchase of long-term debt in December 2011 and lower short-term borrowings and rates.

Other-net income of $2.2 million was recorded in 2012 compared to $1.6 million in 2011.

The effective tax rate of net operating earnings was 35.2 percent compared to 30.8 percent for the same period last year, primarily due to the removal of the research and development tax credit benefit in 2012.

Nine Month Period 2012 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the nine months ended September 30, 2012, were $767.7 million, compared to $708.5 million for the same period in 2011. Refer to Schedule 2 for the items included in 2012 and 2011 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the nine months ended September 30, 2012, are discussed below.

Gas Transmission and Storage Operations reported operating earnings of $269.0 million versus operating earnings of $271.1 million for the nine months ended September 30, 2011. Net revenues, excluding the impact of trackers, decreased $46.9 million primarily as a result of the customer settlement at Columbia Gas Transmission, a decrease in condensate revenue and a settlement in the second quarter of 2011. These decreases were partially offset by an increase in demand margin revenue as a result of growth projects placed in service, the impact of new Columbia Gulf rates and increased revenue from shorter term transportation services.

Operating expenses, excluding the impact of trackers, decreased $29.4 million primarily due to lower depreciation and amortization as a result of the Columbia Gas Transmission customer settlement, decreased environmental costs, and decreased employee and administration costs, primarily pension. These decreases were partially offset by increased outside service costs, increased Midstream expenses and higher other taxes.

Equity earnings increased by $15.4 million primarily from increased earnings at Millennium Pipeline due to increased demand and commodity revenues.

Electric Operations reported operating earnings of $186.0 million for the nine months ended September 30, 2012, compared with operating earnings of $160.0 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $85.3 million primarily due to increased industrial, commercial and residential margins mainly as a result of the implementation of the 2011 electric rate case. Additionally, there were lower revenue credits in the current period as the implementation of the electric rate case discontinued these credits. Net revenues also increased as a result of the implementation of a Regional Transmission Organization recovery mechanism. These increases were partially offset by a decrease in environmental cost recovery due to the plant investment eligible for recovery being reset to zero as a result of the electric rate case.

Operating expenses, excluding the impact of trackers, increased by $59.3 million due primarily to increased depreciation costs due to previously deferred depreciation associated with the Sugar Creek facility being recognized as a result of the electric rate case. Additionally, there was an increase in MISO fees and employee and administration costs. Operating expenses also increased due to increased electric generation and storm damage costs. These increases were partially offset by a decrease in rate case filing expenses related to the electric rate case filing.

Gas Distribution Operations reported operating earnings of $316.6 million compared to $293.9 million for the nine months ended September 30, 2011. Net revenues, excluding the impact of trackers, increased by $31.8 million primarily attributable to increases in regulatory and service programs, including the impact of the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program and the impact of a 2011 rate case at Columbia Gas of Pennsylvania.

Operating expenses, excluding the impact of trackers, were $9.1 million higher than the comparable period in the prior year primarily due to an increase in depreciation costs as a result of higher capital expenditures and increased outside service costs partially offset by a decrease in environmental costs.

Corporate and Other Operations reported an operating earnings loss of $3.9 million for the nine months ended September 30, 2012, compared to an operating earnings loss of $16.5 million for the comparable prior period. The reduced loss is primarily attributable to unrealized gains on increases in cash surrender value of corporate-owned life insurance investments.

Other Items
Interest expense increased by $34.5 million due to the issuance of long-term debt in June 2012, November 2011 and June 2011 and the expiration of deferred interest costs related to Sugar Creek as a result of the electric rate case. These increases were partially offset by the repurchase of long-term debt in December 2011 and lower short-term borrowings and rates.

The effective tax rate of net operating earnings was 35.4 percent compared to 34.0 percent for the same period last year.

Income from Continuing Operations (GAAP)
As noted above, on a GAAP basis, NiSource reported income from continuing operations for the three months ended September 30, 2012, of $20.0 million, or $0.06 per share, compared with $36.3 million, or $0.13 per share for the comparable period in 2011. Operating income was $137.2 million for the third quarter of 2012, compared with $147.4 million in the year-ago period.

On a GAAP basis, NiSource reported income from continuing operations for the nine months ended September 30, 2012, of $284.0 million, or $0.99 per share, compared with $286.2 million, or $1.02 per share last year. Operating income was $745.2 million for the first nine months of 2012 versus $719.3 million in the year-ago period.
The NiSource GAAP results reflect certain non-material corrections to its consolidated financial statements for the three and nine months ended September 30, 2011. There was no effect of these non-material corrections on income from continuing operations for the three months ended September 30, 2011 and $5.6 million or $0.02 per share for the nine months ended September 30, 2011.

Refer to Schedule 1 for a complete list of the items included in 2012 and 2011 GAAP income from continuing operations but excluded from net operating earnings.

*There will likely be differences between net operating earnings and GAAP earnings, but due to the unpredictability of weather and other factors, NiSource does not provide GAAP earnings guidance.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource's restructured outsourcing agreement; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the "Risk Factors" Section in NiSource's 2011 Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2012	2011	2012	2011
Net Revenues
Gas Distribution	$225.8	$326.5	$1,424.2	$2,196.7
Gas Transportation and Storage	278.2	283.3	1,043.7	993.6
Electric	412.1	398.7	1,136.5	1,090.5
Other	45.8	15.3	95.8	63.5
Gross Revenues	961.9	1,023.8	3,700.2	4,344.3
Cost of Sales (excluding depreciation and amortization)	229.3	285.0	1,098.7	1,788.5
Total Net Revenues	732.6	738.8	2,601.5	2,555.8
Operating Expenses
Operation and maintenance	370.1	374.7	1,081.5	1,081.3
Operation and maintenance - trackers	52.3	31.7	141.1	152.1
Depreciation and amortization	122.4	131.0	410.3	392.9
Depreciation and amortization - trackers	3.5	3.9	9.7	10.7
Other taxes	54.3	50.4	165.5	158.7
Other taxes - trackers	7.9	8.7	49.9	60.4
Total Operating Expenses	610.5	600.4	1,858.0	1,856.1
Equity Earnings in Unconsolidated Affiliates	8.0	3.5	24.2	8.8
Operating Earnings	130.1	141.9	767.7	708.5
Other Income (Deductions)
Interest expense, net	(107.9)	(95.7)	(314.4)	(279.9)
Other, net	2.2	1.6	6.0	5.5
Total Other Deductions	(105.7)	(94.1)	(308.4)	(274.4)
Operating Earnings From Continuing Operations
Before Income Taxes	24.4	47.8	459.3	434.1
Income Taxes	8.6	14.7	162.4	147.5
Net Operating Earnings from Continuing Operations	15.8	33.1	296.9	286.6
GAAP Adjustment	4.2	3.2	(12.9)	(0.4)
GAAP Income from Continuing Operations	$20.0	$36.3	$284.0	$286.2
Basic Net Operating Earnings Per Share from Continuing Operations	$0.05	$0.11	$1.04	$1.02
GAAP Basic Earnings Per Share from Continuing Operations	$0.06	$0.13	$0.99	$1.02
Basic Average Common Shares Outstanding	290.3	280.8	285.9	280.1

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
Gas Distribution Operations
(in millions)	2012	2011	2012	2011
Net Revenues
Sales Revenues	$389.3	$418.1	$1,953.0	$2,631.4
Less: Cost of gas sold	117.7	158.9	815.2	1,473.7
Net Revenues	271.6	259.2	1,137.8	1,157.7
Operating Expenses
Operation and maintenance	170.8	172.0	511.9	516.0
Operation and maintenance - trackers	7.3	6.6	50.8	92.0
Depreciation and amortization	48.5	43.7	143.2	130.3
Other taxes	21.6	20.2	65.4	65.1
Other taxes - trackers	7.9	8.7	49.9	60.4
Total Operating Expenses	256.1	251.2	821.2	863.8
Operating Earnings	$15.5	$8.0	$316.6	$293.9
GAAP Adjustment	0.7	(0.1)	(41.5)	2.1
GAAP Operating Income	$16.2	$7.9	$275.1	$296.0

	Three Months Ended September 30,		Nine Months Ended September 30,
Gas Transmission and Storage Operations
(in millions)	2012	2011	2012	2011
Net Revenues
Transportation revenues	$109.3	$179.7	$506.9	$554.1
Storage revenues	49.2	48.0	147.2	148.0
Other revenues	29.6	5.7	50.4	20.3
Total Operating Revenues	188.1	233.4	704.5	722.4
Less: Cost of Sales	—	—	1.0	—
Net Operating Revenues	188.1	233.4	703.5	722.4
Operating Expenses
Operation and maintenance	94.5	100.8	262.1	269.4
Operation and maintenance - trackers	40.6	21.3	78.6	50.6
Depreciation and amortization	8.2	32.6	74.2	98.2
Other taxes	14.0	14.0	43.8	41.9
Total Operating Expenses	157.3	168.7	458.7	460.1
Equity Earnings in Unconsolidated Affiliates	8.0	3.5	24.2	8.8
Operating Earnings	$38.8	$68.2	$269.0	$271.1
GAAP Adjustment	—	—	(0.1)	0.1
GAAP Operating Income	$38.8	$68.2	$268.9	$271.2

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
Electric Operations
(in millions)	2012	2011	2012	2011
Net Revenues
Sales revenues	$414.0	$400.7	$1,142.2	$1,096.4
Less: Cost of sales	142.8	156.4	385.6	426.3
Net Revenues	271.2	244.3	756.6	670.1
Operating Expenses
Operation and maintenance	109.3	100.8	325.7	296.6
Operation and maintenance - trackers	4.4	3.8	11.7	9.5
Depreciation and amortization	60.2	49.8	176.5	150.7
Depreciation and amortization - trackers	3.5	3.9	9.7	10.7
Other taxes	16.1	13.1	47.0	42.6
Total Operating Expenses	193.5	171.4	570.6	510.1
Operating Earnings	$77.7	$72.9	$186.0	$160.0
GAAP Adjustment	5.9	5.9	14.2	9.7
GAAP Operating Income	$83.6	$78.8	$200.2	$169.7

	Three Months Ended September 30,		Nine Months Ended September 30,
Corporate and Other Operations
(in millions)	2012	2011	2012	2011
Operating Loss	$(1.9)	$(7.2)	$(3.9)	$(16.5)
GAAP Adjustment	0.5	(0.3)	4.9	(1.1)
GAAP Operating (Loss) Income	$(1.4)	$(7.5)	$1.0	$(17.6)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended September 30,		Nine Months Ended September 30,

Gas Distribution Operations	2012	2011	2012	2011
Sales and Transportation (MMDth)
Residential	15.4	13.8	146.6	181.9
Commercial	19.7	17.6	106.1	121.9
Industrial	119.2	102.5	364.6	322.2
Off System	16.0	14.4	46.7	52.3
Other	—	—	0.2	0.5
Total	170.3	148.3	664.2	678.8
Weather Adjustment	(0.8)	(0.3)	52.2	(5.3)
Sales and Transportation Volumes - Excluding Weather	169.5	148.0	716.4	673.5

Heating Degree Days	123	112	2,859	3,692
Normal Heating Degree Days	88	88	3,627	3,596
% Colder (Warmer) than Normal	40%	27%	(21%)	3%

Customers
Residential			3,006,298	2,987,202
Commercial			275,356	275,677
Industrial			7,706	7,724
Other			22	18
Total			3,289,382	3,270,621

	Three Months Ended September 30,		Nine Months Ended September 30,

Gas Transmission and Storage Operations	2012	2011	2012	2011
Throughput (MMDth)
Columbia Transmission	189.1	184.6	778.9	816.1
Columbia Gulf	205.9	270.3	669.8	777.4
Crossroads Gas Pipeline	3.3	4.0	11.7	14.7
Intrasegment eliminations	(86.1)	(124.2)	(314.6)	(424.5)
Total	312.2	334.7	1,145.8	1,183.7

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended September 30,		Nine Months Ended September 30,

Electric Operations	2012	2011	2012	2011
Sales (Gigawatt Hours)
Residential	1,118.7	1,120.7	2,761.1	2,760.9
Commercial	1,071.1	1,083.7	2,955.3	2,955.2
Industrial	2,247.9	2,242.0	6,964.9	7,010.1
Wholesale	157.9	239.9	233.0	507.2
Other	26.7	39.7	85.1	121.3
Total	4,622.3	4,726.0	12,999.4	13,354.7
Weather Adjustment	(87.5)	(81.2)	(160.7)	(132.2)
Sales Volumes - Excluding Weather impacts	4,534.8	4,644.8	12,838.7	13,222.5

Cooling Degree Days	674	649	1,051	907
Normal Cooling Degree Days	578	578	808	808
% Warmer than Normal	17%	12%	30%	12%

Electric Customers
Residential			400,158	399,525
Commercial			53,884	53,879
Industrial			2,441	2,411
Wholesale			6	16
Other			715	737
Total			457,204	456,568

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011
Net Operating Earnings from Continuing Operations (Non-GAAP)	$15.8	$33.1	$296.9	$286.6
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	6.6	6.3	(30.4)	12.3
Unregulated natural gas marketing business	0.6	0.6	4.5	4.0
Operating Expenses:
NOV accrual reversal	—	—	3.1	—
Unregulated natural gas marketing business	(0.8)	(0.9)	(3.6)	(4.4)
Gain/Loss on sale of assets and asset impairments	0.7	(0.5)	3.9	(1.1)
Total items excluded from operating earnings	7.1	5.5	(22.5)	10.8
Other Deductions:
Investment impairment	—	—	(0.7)	—
Tax effect of above items	(2.9)	(2.3)	10.3	(4.4)
Other income tax adjustments - Indiana House Bill 1004	—	—	—	(6.8)
Total items excluded from net operating earnings	4.2	3.2	(12.9)	(0.4)
Reported Income from Continuing Operations - GAAP	$20.0	$36.3	$284.0	$286.2
Basic Average Common Shares Outstanding	290.3	280.8	285.9	280.1
Basic Net Operating Earnings Per Share from Continuing Operations	$0.05	$0.11	$1.04	$1.02
Items excluded from net operating earnings (after-tax)	0.01	0.02	(0.05)	—
GAAP Basic Earnings Per Share from Continuing Operations	$0.06	$0.13	$0.99	$1.02

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended September 30,

2012 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$15.5	$38.8	$77.7	$(1.9)	$130.1
Net Revenues:
Weather (compared to normal)	0.7	—	5.9	—	6.6
Unregulated natural gas marketing business	—	—	—	0.6	0.6
Total Impact - Net Revenues	0.7	—	5.9	0.6	7.2
Operating Expenses:
Unregulated natural gas marketing business	—	—	—	(0.8)	(0.8)
Loss on sale of assets and asset impairments	—	—	—	0.7	0.7
Total Impact - Operating Expenses	—	—	—	(0.1)	(0.1)
Total Impact - Operating Income	$0.7	$—	$5.9	$0.5	$7.1
Operating Income (Loss) - GAAP	$16.2	$38.8	$83.6	$(1.4)	$137.2

2011 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate	Total
Operating Earnings (Loss)	$8.0	$68.2	$72.9	$(7.2)	$141.9
Net Revenues:
Weather (compared to normal)	0.2	—	6.1	—	6.3
Unregulated natural gas marketing business	—	—	—	0.6	0.6
Total Impact - Net Revenues	0.2	—	6.1	0.6	6.9
Operating Expenses:
Unregulated natural gas marketing business	—	—	—	(0.9)	(0.9)
Gain on sale of assets and asset impairments	(0.3)	—	(0.2)	—	(0.5)
Total Impact - Operating Expenses	(0.3)	—	(0.2)	(0.9)	(1.4)
Total Impact - Operating (Loss) Income	$(0.1)	$—	$5.9	$(0.3)	$5.5
Operating Income (Loss)- GAAP	$7.9	$68.2	$78.8	$(7.5)	$147.4

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For Nine Months ended September 30,

2012 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$316.6	$269.0	$186.0	$(3.9)	$767.7
Net Revenues:
Weather (compared to normal)	(41.5)	—	11.1	—	(30.4)
Unregulated natural gas marketing business	—	—	—	4.5	4.5
Total Impact - Net Revenues	(41.5)	—	11.1	4.5	(25.9)
Operating Expenses:
Legal reserve adjustment	—	—	3.1	—	3.1
Unregulated natural gas marketing business	—	—	—	(3.6)	(3.6)
(Gain) Loss on sale of assets and asset impairments	—	(0.1)	—	4.0	3.9
Total Impact - Operating Expenses	—	(0.1)	3.1	0.4	3.4
Total Impact - Operating (Loss )Income	$(41.5)	$(0.1)	$14.2	$4.9	$(22.5)
Operating Income - GAAP	$275.1	$268.9	$200.2	$1.0	$745.2

2011 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$293.9	$271.1	$160.0	$(16.5)	$708.5
Net Revenues:
Weather (compared to normal)	2.4	—	9.9	—	12.3
Unregulated natural gas marketing business	—	—	-	4.0	4.0
Total Impact - Net Revenues	2.4	—	9.9	4.0	16.3
Operating Expenses
Unregulated natural gas marketing business	—	-	-	(4.4)	(4.4)
(Gain) Loss on sale of assets and asset impairments	(0.3)	0.1	(0.2)	(0.7)	(1.1)
Total Impact - Operating Expenses	(0.3)	0.1	(0.2)	(5.1)	(5.5)
Total Impact - Operating Income (Loss)	$2.1	$0.1	$9.7	$(1.1)	$10.8
Operating Income (Loss) - GAAP	$296.0	$271.2	$169.7	$(17.6)	$719.3

NiSource Inc.
Consolidated Income Statement (GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Net Revenues
Gas Distribution	$226.3	$326.7	$1,382.6	$2,199.1
Gas Transportation and Storage	278.3	283.3	1,043.7	993.6
Electric	418.0	404.7	1,147.7	1,100.4
Other	50.9	54.0	106.9	235.5
Gross Revenues	973.5	1,068.7	3,680.9	4,528.6
Cost of Sales (excluding depreciation and amortization)	233.7	323.1	1,105.1	1,956.5
Total Net Revenues	739.8	745.6	2,575.8	2,572.1
Operating Expenses
Operation and maintenance	422.9	407.2	1,222.6	1,236.8
Depreciation and amortization	126.0	134.9	420.1	403.7
Impairment and (gain)/loss on sale of assets, net	(0.7)	0.4	(3.8)	1.1
Other taxes	62.4	59.2	215.9	220.0
Total Operating Expenses	610.6	601.7	1,854.8	1,861.6
Equity Earnings in Unconsolidated Affiliates	8.0	3.5	24.2	8.8
Operating Income	137.2	147.4	745.2	719.3
Other Income (Deductions)
Interest expense, net	(107.9)	(95.7)	(314.4)	(279.9)
Other, net	2.2	1.6	5.3	5.5
Total Other Deductions	(105.7)	(94.1)	(309.1)	(274.4)
Income from Continuing Operations before Income Taxes	31.5	53.3	436.1	444.9
Income Taxes	11.5	17.0	152.1	158.7
Income from Continuing Operations	20.0	36.3	284.0	286.2
Loss from Discontinued Operations - net of taxes	(0.7)	(1.6)	(1.9)	(1.8)
Net Income	$19.3	$34.7	$282.1	$284.4
Basic Earnings Per Share
Continuing operations	$0.06	$0.13	$0.99	$1.02
Discontinued operations	—	(0.01)	—	(0.01)
Basic Earnings Per Share	$0.06	$0.12	$0.99	$1.01
Diluted Earnings Per Share
Continuing operations	$0.06	$0.13	$0.95	$1.00
Discontinued operations	—	(0.01)	—	(0.01)
Diluted Earnings Per Share	$0.06	$0.12	$0.95	$0.99
Dividends Declared Per Common Share	$0.24	$0.23	$0.94	$0.92
Basic Average Common Shares Outstanding	290.3	280.8	285.9	280.1
Diluted Average Common Shares	300.0	289.0	296.7	287.4

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	September 30, 2012	December 31, 2011
ASSETS
Property, Plant and Equipment
Utility Plant	$21,303.8	$20,337.8
Accumulated depreciation and amortization	(8,956.8)	(8,670.2)
Net utility plant	12,347.0	11,667.6
Other property, at cost, less accumulated depreciation	195.7	132.5
Net Property, Plant and Equipment	12,542.7	11,800.1
Investments and Other Assets
Assets of discontinued operations and assets held for sale	0.2	0.2
Unconsolidated affiliates	215.7	204.7
Other investments	196.0	150.9
Total Investments and Other Assets	411.9	355.8
Current Assets
Cash and cash equivalents	12.3	11.5
Restricted cash	65.1	160.6
Accounts receivable (less reserve of $31.3 and $30.5, respectively)	526.2	854.8
Income tax receivable	56.0	0.9
Gas inventory	385.2	427.6
Underrecovered gas and fuel costs	33.5	20.7
Materials and supplies, at average cost	99.7	87.6
Electric production fuel, at average cost	54.8	50.9
Price risk management assets	103.6	137.2
Exchange gas receivable	30.9	64.9
Regulatory assets	190.6	169.7
Prepayments and other	280.8	261.8
Total Current Assets	1,838.7	2,248.2
Other Assets
Price risk management assets	72.1	188.7
Regulatory assets	1,870.3	1,978.2
Goodwill	3,677.3	3,677.3
Intangible assets	289.4	297.6
Postretirement and postemployment benefits assets	41.7	31.5
Deferred charges and other	94.5	130.9
Total Other Assets	6,045.3	6,304.2
Total Assets	$20,838.6	$20,708.3

NiSource Inc.
Consolidated Balance Sheets (continued) (GAAP)
(unaudited)

(in millions, except share amounts)	September 30, 2012	December 31, 2011
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 309,597,086 and 281,853,571 shares issued and outstanding, respectively	$3.1	$2.8
Additional paid-in capital	4,579.3	4,167.7
Retained earnings	925.7	917.0
Accumulated other comprehensive loss	(56.8)	(59.7)
Treasury stock	(40.5)	(30.5)
Total Common Stockholders’ Equity	5,410.8	4,997.3
Long-term debt, excluding amounts due within one year	6,819.7	6,267.1
Total Capitalization	12,230.5	11,264.4
Current Liabilities
Current portion of long-term debt	823.3	327.3
Short-term borrowings	225.3	1,359.4
Accounts payable	300.1	434.8
Dividends payable	74.3	—
Customer deposits and credits	263.6	313.6
Taxes accrued	172.0	220.9
Interest accrued	82.9	111.9
Overrecovered gas and fuel costs	52.6	48.9
Price risk management liabilities	110.2	167.8
Exchange gas payable	124.7	168.2
Deferred revenue	30.9	10.1
Regulatory liabilities	171.1	112.0
Accrued liability for postretirement and postemployment benefits	26.6	26.6
Legal and environmental reserves	36.8	43.9
Other accruals	232.7	301.0
Total Current Liabilities	2,727.1	3,646.4
Other Liabilities and Deferred Credits
Price risk management liabilities	32.9	138.9
Deferred income taxes	2,758.5	2,541.9
Deferred investment tax credits	25.8	29.0
Deferred credits	86.0	78.9
Noncurrent deferred revenue	22.8	—
Accrued liability for postretirement and postemployment benefits	939.7	953.8
Regulatory liabilities and other removal costs	1,617.1	1,663.9
Asset retirement obligations	152.0	146.4
Other noncurrent liabilities	246.2	244.7
Total Other Liabilities and Deferred Credits	5,881.0	5,797.5
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$20,838.6	$20,708.3

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Nine Months Ended September 30, (in millions)	2012	2011
Operating Activities
Net Income	$282.1	$284.4
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	420.1	403.7
Net changes in price risk management assets and liabilities	(19.4)	14.1
Deferred income taxes and investment tax credits	140.1	168.9
Deferred revenue	2.1	(4.2)
Stock compensation expense and 401(k) profit sharing contribution	33.0	27.4
Gain on sale of assets	(3.8)	(0.1)
Loss on impairment of assets	—	1.2
Income from unconsolidated affiliates	(22.9)	(8.0)
Loss from discontinued operations - net of taxes	1.9	1.8
Amortization of debt related costs	7.3	6.6
AFUDC equity	(4.7)	(3.2)
Distributions of earnings received from equity investees	25.1	10.9
Changes in Assets and Liabilities:
Accounts receivable	333.9	561.4
Income tax receivable	(55.1)	97.8
Inventories	19.6	(171.4)
Accounts payable	(151.0)	(325.1)
Customer deposits and credits	(50.0)	(36.8)
Taxes accrued	(48.7)	(63.7)
Interest accrued	(29.0)	(46.6)
Overrecovered gas and fuel costs	(9.1)	147.1
Exchange gas receivable/payable	(9.5)	(117.9)
Other accruals	(90.9)	(32.9)
Prepayments and other current assets	48.3	31.1
Regulatory assets/liabilities	96.3	35.4
Postretirement and postemployment benefits	(11.6)	(163.5)
Deferred credits	7.6	(2.0)
Deferred charges and other noncurrent assets	28.1	(6.3)
Other noncurrent liabilities	4.1	32.6
Net Operating Activities from Continuing Operations	943.9	842.7
Net Operating Activities used for Discontinued Operations	(2.1)	(48.6)
Net Cash Flows from Operating Activities	941.8	794.1
Investing Activities
Capital expenditures	(1,024.3)	(774.2)
Insurance Recoveries	3.0	—
Proceeds from disposition of assets	23.6	9.4
Restricted cash withdrawals	95.8	22.8
Contributions to equity investees	(11.3)	(0.2)
Other investing activities	(38.1)	(59.7)
Net Cash Flow used for Investing Activities	(951.3)	(801.9)
Financing Activities
Issuance of long-term debt	991.4	395.3
Retirement of long-term debt	(11.6)	(36.5)
Premiums and other debt related costs	(3.4)	(8.2)
Change in short-term borrowings, net	(1,133.7)	(148.5)
Issuance of common stock	376.4	15.1
Acquisition of treasury stock	(10.0)	(3.1)
Dividends paid - common stock	(198.8)	(193.3)
Net Cash Flow from Financing Activities	10.3	20.8
Change in cash and cash equivalents from continuing operations	2.9	61.6
Cash contributions to discontinued operations	(2.1)	(48.6)
Cash and cash equivalents at beginning of period	11.5	9.2
Cash and Cash Equivalents at End of Period	$12.3	$22.2